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                                                            EXHIBIT 99.d(ii)(AA)


                                  AMENDMENT TO
                            AMERICAN AADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT


     This Amendment to the Investment Advisory Agreement ("Amendment") is effective as of January 1, 2003 by and between AMR Investment Services, Inc., a Delaware corporation ("AMRIS"), and Templeton Investment Counsel, LLC (the "Investment Manager"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

     Whereas, AMRIS and the Investment Manager entered into an Investment Advisory Agreement dated November 1, 1995 (the "Agreement"), and they desire to amend this Agreement as provided herein;

     Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.  Amendment.

         a. Section 3 of the Agreement is hereby deleted and replaced with the following:

             "3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).

             The Adviser agrees that the fee charged to the Manager will be no more than that charged for any other client of similar size regardless of type except that the Adviser's clients before November 1, 1995 are excluded from this provision. Furthermore, the Adviser agrees to notify the Manager on a timely basis of any fee schedule it enters into with any other client of similar size which is lower than the fee paid by the Manager."

         b. Schedule A of the Agreement is hereby amended and replaced with Schedule A, dated as of January 1, 2003 (attached hereto).

     2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.


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     3.  Counterparts.  This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the 1st day of January, 2003.

TEMPLETON INVESTMENT COUNSEL, LLC       AMR INVESTMENT SERVICES, INC.


By:                                     By:
     ----------------------------              --------------------------------
        Name:                                     William F. Quinn
        Title:                                    President

Address:                                Address:
500 East Broward Blvd., Suite 2100      4151 Amon Carter Blvd., MD 2450
Fort Lauderdale, FL  33394              Ft. Worth, TX  76155
Attn: Susan Moore                       Attn: William F. Quinn
Fax:  (954) 847-2470                    Fax:  (817) 963-3902


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                                   Schedule A
                                     to the
                            American AAdvantage Funds
                          Investment Advisory Agreement
                                     between
                          AMR Investment Services, Inc.
                                       and
                        Templeton Investment Counsel, LLC

         AMR Investment Services, Inc. shall pay compensation to Templeton Investment Counsel, LLC pursuant to section 3 of the Investment Advisory Agreement between said parties in accordance with the following annual percentage rates:

                  0.50% per annum on the first $100 million
                  0.35% per annum on the next $50 million
                  0.30% per annum on the next $250 million
                  0.25% per annum on the excess over $400 million.

         In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets managed by the Investment Manager on behalf of American Airlines, Inc. and its affiliates.

         If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.



Dated: as of January 1, 2003


TEMPLETON INVESTMENT COUNSEL, LLC         AMR INVESTMENT SERVICES, INC.


By:                                       By:
    -----------------------------             ---------------------------------
      Name:                                     William F. Quinn
      Title:                                    President